SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

zulily, inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

989774 10 4

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Trinity Ventures X, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Trinity X Entrepreneurs’ Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Trinity X Side-By-Side Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Trinity TVL X, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power Not applicable.
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power Not applicable.
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) OO

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Trinity Ventures IX, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Trinity IX Entrepreneurs’ Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Trinity IX Side-By-Side Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Trinity TVL IX, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power Not applicable.
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power Not applicable.
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) OO

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Lawrence K. Orr
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Noel J. Fenton
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Augustus O. Tai
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Fred Wang
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Patricia Nakache
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Ajay Chopra
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons TVL Management Corporation
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) CO

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Daniel Scholnick
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Karan Mehandru,
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

CUSIP No. 989774 10 4

1.	Names of Reporting Persons Nina C. Labatt
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

Item 1(a).	Name of Issuer: zulily, inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices: 2601 Elliott Avenue, Suite 200, Seattle, WA 98121

Item 2(a).	Name of Person Filing:

(i)	Trinity Ventures X, L.P.

(ii)	Trinity X Entrepreneurs’ Fund, L.P.

(iii)	Trinity X Side-By-Side Fund, L.P.

(iv)	Trinity TVL X, LLC

(v)	Trinity Ventures IX, L.P.

(vi)	Trinity IX Entrepreneurs’ Fund, L.P.

(vii)	Trinity IX Side-By-Side Fund, L.P.

(viii)	Trinity TVL IX, LLC

(ix)	Lawrence K. Orr

(x)	Noel J. Fenton

(xi)	Augustus O. Tai

(xii)	Fred Wang

(xiii)	Patricia Nakache

(xiv)	Ajay Chopra

(xv)	Daniel Scholnick

(xvi)	Karan Mehandru

(xvii)	Nina C. Labatt

(xviii)	TVL Management Corporation

Item 2(b).	Address of Principal Business Office or, if none, Residence: The address and principal business office of the Reporting Person is:

2480 Sand Hill Road, Suite 200

Menlo Park, California 94025

Item 2(c).	Citizenship:

Trinity Ventures X, L.P.	Delaware limited partnership
Trinity X Entrepreneurs’ Fund, L.P.	Delaware limited partnership
Trinity X Side-By-Side Fund, L.P.	Delaware limited partnership
Trinity Ventures IX, L.P.	Delaware limited partnership
Trinity IX Entrepreneurs’ Fund, L.P.	Delaware limited partnership
Trinity IX Side-By-Side Fund, L.P.	Delaware limited partnership
Trinity TVL X, LLC	Delaware limited liability company
Trinity TVL IX, LLC	Delaware limited liability company
TVL Management Corporation	California corporation
Lawrence K. Orr	United States citizen
Noel J. Fenton	United States citizen
Augustus O. Tai	United States citizen
Fred Wang	United States citizen
Patricia Nakache	United States citizen
Ajay Chopra	United States citizen
Daniel Scholnick	United States citizen
Nina C. Labatt	United States citizen
Karan Mehandru	Canadian citizen

Item 2(d).	Title of Class of Securities: Class A Common Stock

Item 2(e).	CUSIP Number: 989774 10 4

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)	Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

	(ii)	Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

	(iii)	Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

	(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☒.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2015

TRINITY VENTURES X, L.P.
TRINITY X SIDE-BY-SIDE FUND, L.P.
TRINITY X ENTREPRENEURS’ FUND, L.P.
Delaware Limited Partnerships

By:	TRINITY TVL X, LLC,
A Delaware limited liability company
Their General Partner

By:	/s/
Title:	Managing Member

TRINITY VENTURES IX, L.P.
TRINITY IX SIDE-BY-SIDE FUND, L.P.
TRINITY IX ENTREPRENEURS’ FUND, L.P.
Delaware Limited Partnerships

By:	TRINITY TVL IX, LLC,
A Delaware limited liability company
Their General Partner

By:	/s/
Title:	Managing Member

TRINITY TVL X, LLC,
A Delaware limited liability company

By:	/s/
Title:	Managing Member

TRINITY TVL IX, LLC,
A Delaware limited liability company

By:	/s/
Title:	Managing Member

TVL MANAGEMENT CORPORATION
A California corporation

By:	/s/
Title:	Director

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Fred Wang
Fred Wang

/s/ Patricia Nakache
Patricia Nakache

/s/ Ajay Chopra
Ajay Chopra

/s/ Daniel Scholnick
Daniel Scholnick

/s/ Karan Mehandru
Karan Mehandru

/s/ Nina C. Labatt
Nina C. Labatt

Exhibit 1:	Joint Filing Statement

EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of zulily, inc.

Date: February 10, 2015

TRINITY VENTURES X, L.P.
TRINITY X SIDE-BY-SIDE FUND, L.P.
TRINITY X ENTREPRENEURS’ FUND, L.P.
Delaware Limited Partnerships

By:	TRINITY TVL X, LLC,
A Delaware limited liability company
Their General Partner

By:	/s/
Title:	Managing Member

TRINITY VENTURES IX, L.P.
TRINITY IX SIDE-BY-SIDE FUND, L.P.
TRINITY IX ENTREPRENEURS’ FUND, L.P.
Delaware Limited Partnerships

By:	TRINITY TVL IX, LLC,
A Delaware limited liability company
Their General Partner

By:	/s/
Title:	Managing Member

TRINITY TVL X, LLC,
A Delaware limited liability company

By:	/s/
Title:	Managing Member

TRINITY TVL IX, LLC,
A Delaware limited liability company

By:	/s/
Title:	Managing Member

TVL MANAGEMENT CORPORATION
A California corporation

By:	/s/
Title:	Director

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Fred Wang
Fred Wang

/s/ Patricia Nakache
Patricia Nakache

/s/ Ajay Chopra
Ajay Chopra

/s/ Daniel Scholnick
Daniel Scholnick

/s/ Karan Mehandru
Karan Mehandru

/s/ Nina C. Labatt
Nina C. Labatt